Exhibit 99.3

AQUILA UTILITIES TO BE ACQUIRED BY BLACK HILLS

Financial Statements

June 30, 2008 and 2007

Index to Unaudited Interim Period Combined Financial Statements of Aquila Utilities to be
Acquired by Black Hills

Page
Combined Statement of Income for the six months ended June 30, 2008 and 2007	1

Combined Balance Sheet at June 30, 2008	2

Combined Statement of Cash Flows for the six months ended June 30, 2008 and 2007	3

Notes to Combined Financial Statements	4 - 12

Aquila Utilities to be Acquired by Black Hills

Combined Statement of Income (Unaudited)

	Six Months Ended
	June 30,
In millions	2008	2007
Sales:
Electricity – regulated	$103.2	$87.0
Natural gas – regulated	401.6	367.5
Other – non-regulated	15.9	12.9
Total sales	520.7	467.4
Cost of sales:
Electricity – regulated	69.9	57.4
Natural gas – regulated	295.4	272.7
Other – non-regulated	10.1	7.0
Total cost of sales	375.4	337.1
Gross profit	145.3	130.3
Operating expenses:
Operation and maintenance expense	75.2	74.1
Taxes other than income taxes	7.8	7.4
Depreciation and amortization expense	20.6	19.5
Total operating expenses	103.6	101.0
Operating income	41.7	29.3
Other income (expense), net	(1.2)	(.6)
Interest expense	9.1	8.5
Income before income taxes	31.4	20.2
Income tax expense	12.5	8.4
Net income	$18.9	$11.8

See accompanying notes to combined financial statements.

Aquila Utilities to be Acquired by Black Hills

Combined Balance Sheet (Unaudited)

June 30,
In millions	2008
Assets
Current assets:
Cash and cash equivalents	$.1
Accounts receivable, net	71.4
Inventories and supplies	35.4
Prepaid commodities	1.8
Regulatory assets, current	23.3
Other current assets	7.0
Total current assets	139.0
Utility plant, net	537.7
Non-utility plant, net	2.9
Regulatory assets	9.4
Deferred charges and other assets	.7
Total Assets	$689.7

Liabilities and Parent Company Investment
Current liabilities:
Accounts Payable:
Trade	$43.9
Affiliate	16.9
Accrued property and other taxes	8.4
Deferred income taxes	5.9
Regulatory liabilities, current	22.3
Other accrued liabilities	8.5
Price risk management liabilities	—
Customer deposits	12.2
Total current liabilities	118.1
Long-term liabilities:
Affiliate debt	251.7
Deferred income taxes	55.4
Regulatory liabilities	5.5
Deferred credits	11.7
Total long-term liabilities	324.3

Parent company investment	247.3

Total Liabilities and Parent Company Investment	$689.7

See accompanying notes to combined financial statements.

Aquila Utilities to be Acquired by Black Hills

Combined Statement of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
In millions	2008	2007
Cash Flows From Operating Activities:
Net income	$18.9	$11.8
Adjustments to reconcile net income to net cash provided
from operating activities:
Depreciation and amortization expense	20.6	19.5
Net changes in price risk management liabilities	(8.2)	(14.0)
Deferred income taxes	1.8	.3
Changes in certain assets and liabilities:
Accounts receivable/payable, net	(12.4)	(14.9)
Inventories and supplies	4.9	16.0
Other current assets	26.5	27.0
Deferred charges and other assets	3.5	2.0
Other accrued liabilities	(2.2)	16.9
Other	—	1.1
Cash provided from operating activities	53.4	65.7
Cash Flows From Investing Activities:
Capital expenditures	(27.6)	(19.5)
Other	(.7)	(1.1)
Cash used for investing activities	(28.3)	(20.6)

Cash Flows From Financing Activities:
Net decrease in parent company investment	(13.3)	(9.3)
Net increase (decrease) in affiliate debt	3.1	(35.8)
Net decrease in accounts payable – affiliate	(14.9)	—
Cash used for financing activities	(25.1)	(45.1)
Increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	.1	.1
Cash and Cash Equivalents at End of Period	$.1	$.1

See accompanying notes to combined financial statements.

Aquila Utilities to be Acquired by Black Hills

Notes to Combined Financial Statements (Unaudited)

Note 1: Basis of Presentation and Background

Description of Business

Aquila, Inc. (Aquila or the Parent) is a regulated utility headquartered in Kansas City, Missouri. On February 6, 2007, Aquila entered into agreements with Black Hills Corporation (Black Hills) under which Aquila has agreed to sell its Colorado electric utility and Colorado, Iowa, Kansas and Nebraska gas utilities to Black Hills for $940 million, subject to certain purchase price adjustments. In addition to the receipt of various governmental and regulatory approvals, the asset sales are also contingent upon the closing of a related merger between Aquila and Great Plains Energy, meaning that one transaction will not close unless the other transaction closes. These financial statements reflect the combined operations of the assets to be purchased by Black Hills and are herein referred to as “the Acquired Utilities” and “we”, “our”, or “us.”

The Acquired Utilities operate in two business segments, Electric Utilities and Gas Utilities. Electric Utilities operates in the distribution and transmission of electricity to retail and wholesale customers in Colorado. Our electric generation facilities and purchase power contracts supply electricity to our own distribution systems in Colorado. We also sell a small amount of excess power to wholesale customers outside our service area. During peak periods, we buy energy in the wholesale market for our utility load. Gas Utilities operates in the distribution of natural gas to retail and wholesale customers in Colorado, Iowa, Kansas and Nebraska.

Basis of Presentation

The accompanying unaudited combined financial statements have been prepared in accordance with the accounting policies described in the combined financial statements and related notes for the year ended December 31, 2007 and 2006. You should read our combined financial statements and related notes for the year ended December 31, 2007 and 2006 in conjunction with this report. In our opinion, the accompanying combined financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair representation of our financial position and the results of our operations. Certain estimates and assumptions have been made in preparing the combined financial statements that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods shown. Actual results could differ from these estimates.

These combined financial statements include amounts that have been derived from the financial statements and accounting records of Aquila using the historical results of operations and historical cost basis of the assets and liabilities of the Acquired Utilities.

The accompanying combined balance sheet does not include Aquila assets or liabilities that are not specifically identifiable to the Acquired Utilities. Aquila performs cash management on a centralized basis and processes non-commodity accounts payable and other activity for the Acquired Utilities. It is not practicable to identify this portion of cash and non-commodity accounts payable related to the Acquired Utilities. See Note 5 for further description.

In addition, Aquila has been required to post collateral in cash and letters of credit with counterparties in support of margin requirements related for commodity purchases, commodity swaps and futures contracts, primarily as a result of Aquila’s non-investment grade credit status. Pursuant to individual contract terms with counterparties, collateral amounts required vary with changes in market prices, credit provisions and various other factors. This collateral has not been included in the accompanying financial statements as it will be returned to Aquila upon closing and the amount of collateral which may be required by these counterparties from Black Hills, if any, may differ significantly from that required from Aquila. The total collateral posted by Aquila included $8.2 million of cash and $39.4 million of letters of credit as of June 30, 2008.

The combined statements of operations include all revenues and costs attributable to the Acquired Utilities, including a charge or allocation of the costs for Aquila-provided support and Aquila corporate costs. See Note 5 for further discussion of charges and allocations relating to the Acquired Utilities’ transactions with Aquila.

All of the allocations and estimates in the combined statements of operations are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Acquired Utilities had been operated on a stand-alone basis. Because a direct ownership relationship does not exist among all the various entities comprising the Acquired Utilities, Aquila’s parent company investment in the Acquired Utilities is shown in lieu of stockholders’ equity in these combined financial statements.

Note 2: Accounts Receivable

Our accounts receivable on the Combined Balance Sheets are as follows:

June 30,
In millions	2008
Utilities billed accounts receivable	$55.6
Unbilled utility revenue	19.0
Other accounts receivable	.7
Allowance for doubtful accounts	(3.9)
Total	$71.4

The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our accounts receivable. We determine the allowance based on historical write-off experience and detailed reviews of our accounts receivable agings.

Note 3: Utility and Non-Utility Plant

The components of utility and non-utility plant are listed below:

Utility Plant
June 30,
In millions	2008
Electric utility	$305.2
Gas utility	702.9
Corporate assets	88.8
Construction in process	18.2
1,115.1
Less—accumulated depreciation and amortization	(577.4)
Total utility plant, net	$537.7

.

Our utility plant includes acquisition-related adjustments that are being amortized over useful lives not exceeding 40 years. Net utility plant assets not included in our rate base were $13.2 million at June 30, 2008.

Non-Utility Plant
In millions	June 30, 2008
Non-regulated electric and gas plant	$3.6
Corporate assets	4.9
8.5
Less—accumulated depreciation and amortization	(5.6)
Total non-utility plant, net	$2.9

Included in utility and non-utility plant above are corporate information technology and other assets with a net book value of $21.1 million as of June 30, 2008. These assets are shared by Aquila’s operating divisions but will be acquired by Black Hills. See Note 5 for further discussion.

Note 4: Regulatory Assets and Liabilities

Federal, state or local authorities regulate certain of our utility operations. Our financial statements therefore include the economic effects of rate regulation in accordance with SFAS 71. This means our Combined Balance Sheets show some assets and liabilities that would not be found on the balance sheets of a non-regulated company.

The following table details our regulatory assets and liabilities:

In millions	June 30, 2008
Regulatory Assets:
Under-recovered gas costs	$5.2
Energy clause adjustment	18.0
Environmental	1.4
Asset retirement obligations	2.4
Rate case costs	1.0
Other	4.7
Total regulatory assets	$32.7
Regulatory Liabilities:
Cost of removal recovered in depreciation rates	$3.6
Revenue subject to refund	5.4
Over-recovered gas costs	16.9
Maintenance	1.5
Other	.4
Total regulatory liabilities	$27.8

Regulatory assets are either currently being collected in rates or are expected to be collected through rates in a future period, as described below:

•              Under-recovered gas costs represent the cost of gas delivered to our gas utility customers in excess of that allowed in current rates. We do not earn a return on these costs which are collected from customers in future periods of less than one year as rates are periodically adjusted.

•              Energy clause adjustment represents the cost of electricity delivered to our electric utility customers in excess of that allowed in current rates. We do not earn a return on these costs which are collected from customers in future periods of less than one year as rates are periodically adjusted.

•              Environmental costs include certain site clean-up costs that are deferred and expected to be collected from customers in future periods when authorized by regulatory authorities. Prudently incurred environmental remediation costs have traditionally been allowed for recovery by our regulatory jurisdictions over periods of five to 10 years. We do not earn a return on these items.

• Asset retirement obligations represent the estimated recoverable costs for legally required removal obligations. We do not earn a return on these items.

•              Costs related to regulatory proceedings that are deferred and expected to be recovered from customers in future periods. Prudent costs such as these have traditionally been allowed for recovery by our regulatory jurisdictions over various periods. We do not earn a return on these items.

Regulatory liabilities represent items we expect to pay to customers through billing reductions in future periods or use for the purpose for which they were collected from customers, as described below:

• Cost of removal represents the estimated cumulative net provision for future removal costs included in depreciation expense for which there is no legal removal obligation.

•              Revenue subject to refund represents revenues collected from customers under interim rate orders that we expect to return to customers. This amount is estimated by management based on the particular facts and circumstances of the cases and the historical actions of the regulatory jurisdictions.

•              Over-recovered gas costs represent the cost of gas paid by gas utility customers in allowed rates in excess of actual costs incurred. These costs will be returned to customers in future periods as rates are periodically adjusted.

• We are allowed to recover the cost of future major maintenance on our Colorado power plants in advance of such maintenance being performed.

If all or a separable portion of our operations were deregulated and no longer subject to the provisions of SFAS 71, we would be required to write off our related regulatory assets and liabilities, net of the related income tax effect, unless some form of transition cost recovery (refund) was established.

Note 5: Related Party Transactions

Allocation of Corporate and Support Costs

Aquila is organized with centralized corporate and support functions, such as corporate management, accounting, treasury, customer service, information technology, gas procurement and generation management, which provide services to each of its operating divisions as applicable. Aquila has historically allocated 100% of the operating costs of these corporate and support services functions to its operating divisions using specific cost drivers that Aquila believes can be most directly related to the costs incurred. Examples of specific cost drivers include customer count, employee headcount, and accounting journal lines. If a specific cost driver cannot be assigned, a general allocation factor is utilized. The general allocation factor consists of the arithmetic average of gross margin, payroll, and net plant for the applicable operating divisions. The allocation of corporate and support costs generally has been accepted by the regulatory commissions in the applicable states and reflect the costs recovered in each division’s operating revenues. The total of these allocations to the Acquired Utilities was $37.0 million and $35.4 million for the six months ended June 30, 2008 and 2007, respectively. Management believes such method of allocation is equitable and provides a reasonable estimate of the amounts attributable to the Acquired Utilities.

Corporate Assets

Certain of Aquila’s assets have been shared by the Acquired Utilities and the businesses to be merged with Great Plains Energy, consisting primarily of information technology hardware and software, corporate headquarters buildings, and furniture and fixtures. The total net book value of Aquila’s shared assets as of June 30, 2008 was $107.9 million. The majority of the corporate assets will be retained by Great Plains Energy. However, the assets “specifically acquired” by Black Hills includes only specified assets physically located in the states of the Acquired Utilities and certain specified software licenses. The total net book value of these specified assets as of June 30, 2008 was $21.1 million. The depreciation expense associated with these specified assets was $5.8 million and $6.0 million in the six months ended June 30, 2008 and 2007 respectively. This depreciation is included in the pool of corporate and support costs that were allocated to Aquila’s operating divisions, including the Acquired Utilities.

Accounts Payable – Affiliate

The operations of the Acquired Utilities participate in Aquila’s centralized cash management programs. Disbursements are made through centralized accounts payable systems, which are operated by Aquila. Cash receipts are collected in centralized lock box accounts and transferred to centralized cash concentration accounts, also maintained by Aquila. As cash related to the Acquired Utilities’ operations is disbursed and received by Aquila and corporate costs are allocated by Aquila, these activities are accounted for through accounts payable – affiliate. Interest is not earned or paid on these balances. The average balance of accounts payable – affiliate for the six months ended June 30, 2008 was $18.8 million.

Affiliate Debt

Aquila has generally managed its financing at a corporate level. Specific debt and equity issues have been made on a consolidated basis. Aquila has historically assigned long-term debt and equity to each division based on an assumed capital structure and at investment-grade interest rates typical for electric and gas utility companies. For purposes of these combined financial statements we estimated the net rate base for regulatory purposes, including a factor for average working capital requirements, for the Acquired Utilities and assigned long-term and parent company investment based on the assumed capital structure generally used in regulatory filings. Interest has been allocated to each division based on the assigned capital structure and rates for long-term debt. The average effective interest rate on long-term debt assigned to the Acquired Utilities was 7.27% at June 30, 2008. The assigned capital structures and allocation of interest generally has been accepted by the regulatory commissions in the applicable states and reflect the costs recovered in each division’s operating revenues. Certain Aquila debt issues bear interest above investment-grade rates due to credit rating downgrades. The additional interest cost of these debt issues has historically been retained at the Aquila corporate level as the factors resulting in the credit rating downgrades were not driven by the utility operations and Aquila has given assurances to state regulatory authorities that the costs of Aquila being non-investment grade will not be passed through to utility customers. The difference between the actual interest cost to Aquila and the effective interest cost allocated to the Acquired Utilities, which was retained by Aquila, was approximately $5.4 million and $5.1 million for the six months ended June 30, 2008 and 2007, respectively.

Parent Company Investment

The parent company investment included in the balance sheet reflects Aquila’s investment in the Acquired Utilities’ operating divisions as discussed above and accumulated earnings of those divisions, excluding the allocated affiliate debt and accounts payable – affiliate discussed above.

Other Aquila Transactions

In addition to the allocation of corporate and support costs discussed above, our Colorado electric operations purchased power from Aquila’s other electric divisions totaling $.5 million in the six months ended June 30, 2008.

Transactions with Black Hills

The Acquired Utilities enter into natural gas purchase and sale transactions with a subsidiary of Black Hills. The total of these natural gas purchases for the six months ended June 30, 2008 and 2007 were $11.4 million and $3.1 million, respectively.

Note 6: Income Taxes

The Acquired Utilities’ operating results have been included in Aquila’s consolidated U.S. federal and state income tax returns. The income tax expense in these combined financial statements has been determined on a separate return basis. Tax payments are made by Aquila with the current portion of the Acquired Utilities’ taxes settled in the parent company investment account.

We adopted FIN 48 effective January 1, 2006 for purposes of these financial statements. The adoption of FIN 48 did not have a material effect on our financial position or results of operations. FIN 48 sets a “more likely than not” threshold before tax benefits can be recognized in our financial statements. Our practice prior to FIN 48 was to recognize income tax benefits when they were reflected on filed income tax returns and establish a reserve against these tax benefits when their ultimate realization was not deemed to be “probable.” In addition, under FIN 48 we have continued our practice of recording accrued interest and penalties associated with uncertain tax positions as part of the tax provision.

At December 31, 2007, the amount of unrecognized tax benefits was $19.7 million, none of which would impact the effective rate if recognized. Accrued interest at December 31, 2007 was $7.4 million, net of $3.0 million of tax benefit. Since tax payments are made by Aquila, the balance of uncertain tax benefits and the related accrued interest (net of tax benefit) has been recorded as an increase to accounts payable – affiliate.

Rollforward of Unrecognized Tax Benefits from Uncertain Tax Positions

	Unrecognized Tax
In millions	Benefits	Accrued Interest
Balance at December 31, 2007	$19.7	$7.4
Additions related to 2008 tax positions	—	—
Additions related to tax positions prior years	—	—
Reductions related to tax positions prior years	—	—
Reduction related to lapse of statue of limitations	—	—
Settlements	(18.3)	(7.4)
Balance at June 30, 2008	$1.4	$—

On October 9, 2007 we agreed to adjustments contained in IRS audit reports related to our 1998 to 2002 taxable years. On March 3, 2008, we received notification that the Joint Committee on Taxation completed their review of the agreement with no adjustments. As a result, during the first quarter of 2008, our unrecognized tax benefits were reduced by $18.3 million. In addition, the accrued interest (net of tax benefit) related to unrecognized tax benefits was reduced by $7.4 million, net of $3.0 million of tax benefit. At June 30, 2008, the amount of unrecognized tax benefits was $1.4 million, none of which would impact the effective rate if recognized. No interest was accrued at June 30, 2008.

Note 7: Employee Benefits

Defined Benefit Pension and Postretirement Plans

Aquila provides defined benefit pension plans for its employees. Benefits under the plans reflect the employees' compensation, years of service and age at retirement. In addition to pension benefits, Aquila provides post-retirement health care and life insurance benefits for certain retired employees.

Employees of the Acquired Utilities participate in the various pension and health and welfare plans sponsored by Aquila. A portion of Aquila’s employee benefit costs has been allocated to the Acquired Utilities for participation in these noncontributory defined benefit pension plans and postretirement health care and life insurance benefit plans. Approximately $4.9 million and $5.4 million has been recorded in the accompanying statement of income for the six months ended June 30, 2008 and 2007, respectively related to the Acquired Utilities employees’ participation in Aquila’s defined benefit pension and postretirement plans. The obligations for these future costs are not reflected in the accompanying balance sheet.

The allocation of these costs has been based on a combination of the number of employees, employee salaries, or specifically attributable benefits within each plan. The allocated pension and postretirement healthcare expense is the resulting proportional amount of that cost calculated in accordance with SFAS 87 and SFAS 106 respectively. We have accounted for our participation in Aquila’s noncontributory defined benefit pension plans in accordance with multi-employer pension plan guidance in SFAS 87. Our participation in Aquila’s pension plans qualifies as one employer in a multi-employer pension plan in accordance with SAB Topic 1.B.1. Management believes the method of allocation is equitable and provides a reasonable estimate of the costs attributable to the Acquired Utilities. Such allocations are not intended to represent the costs that would be incurred if the Acquired Utilities had operated on an independent basis.

Defined Contribution Plans

Aquila’s defined contribution plan, the Retirement Investment Plan (Savings Plan), covers all of its full-time and eligible part-time employees. Participants may generally elect to contribute up to 50% of their annual pay on a before- or after-tax basis subject to certain limitations. Aquila generally matches contributions up to 6% of pay. Participants may direct their contributions into various investment options. Matching contributions are made in cash and invested as directed by the employee.

The Acquired Utilities’ employees also participate in the Savings Plan. The portion of Aquila’s contributions related to the Acquired Utilities’ employees included in the accompanying statement of income totaled $1.7 million for the six months ended June 30, 2008 and 2007. Aquila historically has also made discretionary contributions to the plan of an additional 3% of base wages for eligible full-time employees. The portion of Aquila’s discretionary contributions related to the Acquired Utilities’ employees included in the accompanying statement of income totaled $1.0 million for the six months ended June 30, 2008 and 2007.

Note 8: Segment Information

We manage our business in two business segments: Electric Utilities and Gas Utilities. Our Electric and Gas Utilities currently consist of our regulated electric utility operations in one state and our natural gas utility operations in four states. We manage our electric and gas utility divisions by state. However, as each of our gas utility divisions have similar economic characteristics, we aggregate our four gas utility divisions into the Gas Utilities reporting segment.

Each segment is managed based on operating results, expressed as Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). Generally, decisions on finance, dividends and taxes are made by Aquila.

	Six Months Ended Ended June 30,
In millions	2008	2007
Sales:
Electric Utilities	$103.6	$87.3
Gas Utilities	417.1	380.1
Total	$520.7	$467.4

	Six Months Ended Ended June 30,
In millions	2008	2007
Earnings Before Interest, Taxes, Depreciation and
Amortization (EBITDA):
Electric Utilities	$16.2	$12.5
Gas Utilities	44.9	35.7
Total EBITDA	61.1	48.2
Depreciation and amortization	20.6	19.5
Interest expense	9.1	8.5
Income before income taxes	$31.4	$20.2

	Six Months Ended June 30,
In millions	2008	2007
Depreciation and Amortization Expense:
Electric Utilities	$5.9	$6.1
Gas Utilities	14.7	13.4
Total	$20.6	$19.5

	Six Months Ended June 30,
In millions	2008	2007
Capital Expenditures:
Electric Utilities	$10.5	$7.5
Gas Utilities	17.1	12.0
Total	$27.6	$19.5

In millions	June 30, 2008
Total Assets:
Electric Utilities	$189.6
Gas Utilities	500.1
Total	$689.7